Exhibit 99.1

Old Point Releases Third Quarter 2020 Results

Hampton, VA, October 26, 2020 (PRNewswire) – Old Point Financial Corporation (the Company or Old Point) (NASDAQ "OPOF") reported net income of $1.1 million and earnings per diluted common share of $0.21 for the quarter ended September 30, 2020, as compared to net income of $2.2 million or $0.43 earnings per diluted common share for the third quarter of 2019. Net income for the nine months ended September 30, 2020 and 2019 was $4.8 million, or $0.93 earnings per diluted common share, and $5.9 million, or $1.13 earnings per diluted common share, respectively.

Robert Shuford, Jr., Chairman, President, and CEO of the Company and Old Point National Bank (the Bank) said, "Old Point has not wavered in our commitment to the health and well-being of our employees, customers, and community or our commitment to the preservation of capital, operational capabilities, and liquidity. Our asset quality continues on a positive trajectory, but we are watchful for any potential credit softening. As the Company continues to navigate the challenging conditions related to COVID-19, we remain mindful there is not sufficient visibility to estimate future potential impacts from the COVID-19 pandemic or the upcoming election.

We are also pleased with the progress we have made in attracting exceptionally talented relationship officers and executing on our transformational digital and technological strategies.  We remain optimistic and confident that prudent balance sheet management and focused asset quality monitoring combined with process efficiency and expense control will help us navigate the remainder of 2020 as we look toward 2021.”

Highlights of the quarter are as follows:

•	Total assets were $1.3 billion at September 30, 2020, growing $201.6 million or 19.1% from December 31, 2019.

•	Net loans grew $123.8 million from December 31, 2019 to September 30, 2020. Net loan growth included Paycheck Protection Program (PPP) loan originations of $104.2 million as of September 30, 2020.

•	Deposits grew $161.6 million to $1.1 billion at September 30, 2020 from December 31, 2019.

•
Non-performing assets (NPAs) improved to $5.7 million at September 30, 2020 decreasing from $7.0 million and $9.1 million as of June 30, 2020 and September 30, 2019, respectively. NPAs as a percentage of total assets continued to improve to 0.45% at September 30, 2020 which compared to 0.57% at June 30, 2020 and 0.87% at September 30, 2019.

•	Net interest income remained essentially steady at $8.5 million for the third and second quarters of 2020 compared to $8.6 million for the third quarter of 2019.

•	Noninterest income was $3.7 million for the third quarter of 2020 compared to $4.0 million for the second quarter of 2020 and $3.7 million for the third quarter of 2019.

Net Interest Income
Net interest income for the third quarter of 2020 was $8.5 million, a decrease of $5 thousand, or 0.1%, from the prior quarter and a decrease of $84 thousand, or 1.0%, from the third quarter of 2019. Net interest income decreased 0.3% but remained at $25.4 million for the nine months ended September 30, 2020 and 2019, respectively. The slight movements quarter-over-quarter and year-over-year were due to significant growth in average earning asset balances at lower average earning yields offset by higher average interest bearing liabilities balances at lower interest bearing costs.

The net interest margin for the third quarter of 2020 compressed to 2.91% compared to 3.19% for the linked quarter and 3.56% for the prior year quarter.  On a fully tax-equivalent basis (FTE), the net interest margin compressed to 2.92% for the third quarter of 2020 down from 3.21% in the second quarter of 2020 and 3.58% for the third quarter of 2019. The net interest margin and net interest margin (FTE) for the nine months ended September 30, 2020 was 3.18% and 3.20%, compressing from 3.62% and 3.65%, respectively, for the comparative 2019 period.  The low interest rate environment, high levels of liquidity invested at lower yielding short-term levels, and PPP participation continue to impact and challenge the net interest margin.  While accretive to net interest income, PPP loan originations, which have a fixed interest rate of 1%, compressed the net interest margin. Related loan fees and costs are deferred at time of loan origination and amortized into interest income over the remaining lives of the loans, which for the majority of PPP loans was 24 months at origination. Recognition of these deferred fees and costs will be accelerated upon forgiveness or repayment of the PPP loans. For more information about these fully tax-equivalent financial measures, please see “Non-GAAP- Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Asset Quality
NPAs totaled $5.7 million as of September 30, 2020, down from $7.0 million as of June 30, 2020 and $9.1 million at September 30, 2019. NPAs as a percentage of total assets improved to 0.45%, compared to 0.57% at June 30, 2020 and 0.87% at September 30, 2019. Non-accrual loans were $4.6 million, improving from $5.1 million at June 30, 2020 and $8.0 million at September 30, 2019. Loans past due 90 days or more and still accruing interest decreased $778 thousand to $877 thousand at September 30, 2020 from $1.7 million at June 30, 2020 and by $219 thousand from $1.1 million at September 30, 2019. Of the loans past due 90 days or more at September 30, 2020, approximately $663 thousand were government-guaranteed student loans.

The Company recognized a provision for loan losses of $300 thousand during each of the third and second quarters of 2020 and did not recognize any provision for loan losses during the third quarter of 2019. The allowance for loan and lease losses (ALLL) was $9.9 million at September 30, 2020 compared to $9.7 million at June 30, 2020 and $10.6 million at September 30, 2019. The ALLL as a percentage of loans held for investment was 1.14% at September 30, 2020 compared to 1.13% at June 30, 2020 and 1.43% at September 30, 2019. The decrease in the ALLL as a percentage of loans held for investment at September 30, 2020 compared to the same quarter last year was directly attributable to PPP loan originations, creating a 0.15% compression. Excluding PPP loans, the ALLL as a percentage of loans held for investment was 1.29% at September 30, 2020. Historical annualized net charge offs as a percentage of average loans outstanding decreased to 0.04% for the third quarter of 2020 compared to 0.13% for the second quarter of 2020 and 0.08% in the third quarter of 2019. Continued improvement in non-performing assets as well as year-over-year positive movement in the Company’s quantitative historical loss rates are balanced by increased qualitative factor-related changes in volume and economic uncertainty. As the economic impact of the COVID-19 pandemic continues to evolve, elevated levels of risk within the loan portfolio may require additional increases in the allowance for loan losses. For more information about these financial measures, which are not calculated in accordance with generally accepted accounting principles (GAAP), please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

On March 22, 2020 and subsequently revised on April 7, 2020, the five federal bank regulatory agencies issued joint guidance encouraging action with respect to loan modifications for borrowers affected by COVID-19. The guidance assured prudent loan modifications would not receive supervisory criticism or be required by examiners to automatically categorize COVID-19 related loan modifications as TDRs, provided the modification was short-term and made on good faith basis to borrowers who were not more than thirty days past due on contractual payments. As of September 30, 2020, the Company had loan modifications on $7.5 million, or 0.86% of gross loans, down from approximately $128.9 million, or 15.0%, of gross loans as of June 30, 2020. Of the loans still under modifications at September 30, 2020, $729 thousand were under initial modification with the remaining $6.8 million under a second modification. Initial and second modifications consisted primarily of 60- or 90-day principal and interest payment deferral periods.

Noninterest Income
Total noninterest income for the third quarter was $3.7 million, a decrease of $301 thousand from the previous quarter and $80 thousand from the third quarter of 2019. Increases in other service charges, commissions and fees and mortgage banking income over the preceding quarter and the prior year quarter were offset by decreases in service charges on deposit accounts from the third quarter of 2019, which were primarily impacted by lower nonsufficient funds, or NSF, fees.  The preceding quarter was also positively impacted by gains on the sale of fixed assets.  Total noninterest income for the nine months ended September 30, 2020 increased $167 thousand, or 1.6%, to $10.9 million over the comparative 2019 period and is primarily related to gains on sale of fixed assets and increased mortgage banking income partially offset by decreased service charges on deposit accounts.  The Company continues to focus on its strategy to increase revenue generation through noninterest income products and services and balance sheet repositioning to reduce overhead expenses through the disposition of non-earning assets.

Noninterest Expense
Noninterest expense totaled $10.7 million for the third quarter of 2020, an increase of $1.5 million from the second quarter of 2020 and $968 thousand from the third quarter of 2019. The linked quarter increase is primarily related to salaries and employee benefits, data processing, and employee professional development, partially offset by professional services. Noninterest expense for the nine months ended September 30, 2020 and 2019 were $29.9 million and $28.5 million, respectively.  Year-over-year increases were primarily related to salaries and employee benefits, data processing, and other operating expenses partially offset by decreases in occupancy and equipment, customer development, and professional services. The increase in salaries and employee benefits from the linked quarter was primarily due to the deferral of costs related to the origination of PPP loans in the second quarter of 2020. The year-over-year increase in salaries and employee benefits is primarily attributable to (i) the full-year effect of the addition of highly skilled bankers to the team in 2019; (ii) increased commission expense related to mortgage activity; and (iii) increased overtime related to the COVID-19 pandemic, which were partially offset by the deferral of costs related to PPP loan origination.  The Company continues to implement bank-wide technology and efficiency initiatives through implementation of a new loan origination system, upgrades to critical infrastructure software related to imaging, outsourcing of item processing, and implementation of new deposit origination and teller systems.  The outsourcing of the bank’s core application and digital platform migration to a new vendor are initiatives that have been effectively completed in 2020.  These initiatives have driven period over period increases in data processing costs during the implementation and transition time frames as our operational structure pivoted from in-house to outsourced environments and shifted costs previously included in occupancy and equipment expense. Management continues to focus on improving efficiency and controlling noninterest expense as we continue with our digital and technological strategies. In conjunction with these digital and technological advances, a branch realignment roadmap is in the first stages of execution with the planned closure of two branches at the end of 2020.

Balance Sheet Review
Total assets as of September 30, 2020 were $1.3 billion compared to $1.1 billion at December 31, 2019. Net loans held for investment increased $123.8 million, or 16.8% from December 31, 2019 to $862.0 million at September 30, 2020. Net loan growth of $104.2 million was attributed to PPP originations with the remaining $18.9 million in the real estate secured portfolio segments partially offset by pay-downs in the indirect automobile segment. Securities available for sale, at fair value, increased $22.8 million from December 31, 2019 to $168.5 million at September 30, 2020.

Total deposits as of September 30, 2020 increased $161.6 million, or 18.2%, to $1.1 billion from December 31, 2019. Noninterest-bearing deposits increased $101.0 million, or 38.5%, savings deposits increased $86.6 million, or 21.7%, and time deposits decreased $26.0 million, or 11.4%. Year-over-year, total deposits increased $186.5 million, or 21.6%. The impact of government stimulus and PPP loan related deposits were primary drivers of the increase on total deposits.  Strategies for expanding low cost deposits and re-pricing to reduce interest expense continued to shift deposit growth with year-over-year average balance increases in non-interest bearing deposits, interest-bearing transaction, money market, and savings accounts.

The Company utilized the Paycheck Protection Program Lending Facility initiated by the Federal Reserve Bank to partially fund PPP loan originations, borrowing $37.3 million as of September 30, 2020.

The Company’s total stockholders’ equity at September 30, 2020 increased $7.1 million or 6.5% from December 31, 2019 to $116.9 million. The Bank remains well capitalized with a Tier 1 Capital ratio of 11.59% at September 30, 2020 as compared to 11.72% at December 31, 2019. The Bank’s leverage ratio was 8.65% at September 30, 2020 as compared to 9.72% at December 31, 2019 and was primarily impacted by balance sheet growth from PPP loans and cash and cash equivalents.

Non-GAAP Financial Measures
In reporting the results of the quarter ended September 30, 2020, the Company has provided supplemental financial measures on an adjusted basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations and enhance comparability of results of operations with prior periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance.  A reconciliation of the non-GAAP financial measures used the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is presented below.

Safe Harbor Statement Regarding Forward-Looking Statements - Statements in this press release, including without limitation, statements made in Mr. Shuford’s quotations, which use language such as "believes," "expects," "plans," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Forward-looking statements in this release may include, without limitation: statements regarding future financial performance; performance of the investment and loan portfolios, including performance of the consumer auto loan portfolio and the purchased student loan portfolio; impacts of the COVID-19 pandemic and the ability of the Company to manage those impacts; the impact of potential changes in the political landscape; planned branch closures; the effects of diversifying the loan portfolio; strategic business initiatives, including digital and technological strategies; management's efforts to reposition the balance sheet and manage asset quality; revenue generation, efficiency initiatives and expense controls;; deposit growth; levels and sources of liquidity; use of proceeds from the sale of securities; future levels of charge-offs or net recoveries; the impact of changes in NPAs on future earnings; write-downs and expected sales of other real estate owned; and changes in interest rates.

Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in: interest rates and yields; general economic and business conditions, including unemployment levels and slowdowns in economic growth, especially related to further and sustained economic impacts of the COVID-19 pandemic; the effect of steps the Company takes in response to the pandemic, the severity and duration of the pandemic, the impact of loosening of governmental restrictions, the effect of any potential resurgence in infections, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein, the effects of the COVID-19 pandemic on, among other things, the Company’s operations, liquidity, and credit quality and potential claims, damages and fines related to litigation or government actions, including litigation or actions arising from the Company’s participation in the administration of programs related to the COVID-19 pandemic (including, among other things, the Coronavirus Aid, Relief, and Economic Security, or CARES, Act); demand for loan products; future levels of government defense spending, particularly in the Company’s service area; uncertainty over future federal spending or budget priorities of the current administration, particularly in connection with the Department of Defense, on the Company’s service area; the impact of potential changes in the political landscape and related policy changes, including monetary, regulatory, and trade policies; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board and any changes associated with the current administration; the quality or composition of the loan or securities portfolios; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management's investment strategy and strategy to manage the net interest margin; the U.S. Government's guarantee of repayment of student or small business loans purchased by Old Point; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in Old Point's market area; technology; cyber threats, attacks and events; implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; any interruption or breach of security in the Company’s information systems or those of the Company’s third party vendors or other service providers; reliance on third parties for key services; the use of inaccurate assumptions in management's modeling systems; the real estate market; accounting principles, policies and guidelines; changes in management; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank, a locally owned and managed community bank, and Old Point Trust & Financial Services, N.A., a wealth management services provider, serving the Hampton Roads, Virginia region. Web: www.oldpoint.com. For more information, contact Elizabeth Beale, Chief Financial Officer/Senior Vice President of Old Point Financial Corporation at 757-325-8123, or Laura Wright, Vice President/Marketing Director, Old Point National Bank at 757-728-1743.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets (dollars in thousands, except share data)	September 30, 2020	December 31, 2019
	(unaudited)
Assets

Cash and due from banks	$18,644	$37,280
Interest-bearing due from banks	113,227	48,610
Federal funds sold	5	3,975
Cash and cash equivalents	131,876	89,865
Securities available-for-sale, at fair value	168,547	145,715
Restricted securities, at cost	3,004	2,926
Loans held for sale	12,655	590
Loans, net	861,970	738,205
Premises and equipment, net	33,990	35,312
Premises and equipment, held for sale	-	907
Bank-owned life insurance	28,177	27,547
Goodwill	1,650	1,650
Other real estate owned, net	236	-
Core deposit intangible, net	330	363
Other assets	13,658	11,408
Total assets	$1,256,093	$1,054,488

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$363,526	$262,558
Savings deposits	485,595	399,020
Time deposits	201,942	227,918
Total deposits	1,051,063	889,496
Overnight repurchase agreements	6,281	11,452
Federal Home Loan Bank advances	38,500	37,000
Federal Reserve Bank borrowings	37,340	-
Other borrowings	1,500	1,950
Accrued expenses and other liabilities	4,534	4,834
Total liabilities	1,139,218	944,732

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized; 5,222,385 and 5,200,038 shares outstanding (includes 29,576 and 19,933 of nonvested restricted stock, respectively)	25,964	25,901
Additional paid-in capital	21,165	20,959
Retained earnings	65,942	62,975
Accumulated other comprehensive income (loss), net	3,804	(79)
Total stockholders' equity	116,875	109,756
Total liabilities and stockholders' equity	$1,256,093	$1,054,488

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)	Three Months Ended			Nine Months Ended
(dollars in thousands, except per share data)	Sep. 30, 2020	Jun. 30, 2020	Sep. 30, 2019	Sep. 30, 2020	Sep. 30, 2019

Interest and Dividend Income:
Loans, including fees	$8,788	$8,924	$8,972	$26,539	$26,909
Due from banks	41	32	257	224	425
Federal funds sold	-	-	10	12	23
Securities:
Taxable	720	712	770	2,296	2,038
Tax-exempt	141	137	146	364	646
Dividends and interest on all other securities	47	43	53	136	176
Total interest and dividend income	9,737	9,848	10,208	29,571	30,217

Interest Expense:
Checking and savings deposits	238	298	291	876	817
Time deposits	791	883	1,012	2,646	2,829
Federal funds purchased, securities sold under agreements to repurchase and other borrowings	69	15	32	106	105
Federal Home Loan Bank advances	171	179	321	584	1,024
Total interest expense	1,269	1,375	1,656	4,212	4,775
Net interest income	8,468	8,473	8,552	25,359	25,442
Provision for loan losses	300	300	-	900	1,013
Net interest income after provision for loan losses	8,168	8,173	8,552	24,459	24,429

Noninterest Income:
Fiduciary and asset management fees	955	909	949	2,881	2,837
Service charges on deposit accounts	666	615	1,001	2,176	3,082
Other service charges, commissions and fees	1,121	980	1,047	3,044	2,998
Bank-owned life insurance income	207	192	201	630	591
Mortgage banking income	640	223	204	1,020	722
Gain on sale of available-for-sale securities, net	1	184	286	185	312
Gain on sale of fixed assets	-	818	-	818	-
Other operating income	67	37	49	139	184
Total noninterest income	3,657	3,958	3,737	10,893	10,726

Noninterest Expense:
Salaries and employee benefits	6,660	5,464	5,991	18,118	17,617
Occupancy and equipment	1,233	1,188	1,484	3,687	4,282
Data processing	946	804	460	2,569	1,243
Customer development	82	71	137	267	450
Professional services	467	590	652	1,532	1,726
Employee professional development	200	93	181	513	597
Other taxes	162	158	146	470	445
ATM and other losses	75	60	57	233	172
(Gain) on other real estate owned	(22)	-	-	(22)	(2)
Other operating expenses	861	776	588	2,531	1,965
Total noninterest expense	10,664	9,204	9,696	29,898	28,495
Income before income taxes	1,161	2,927	2,593	5,454	6,660
Income tax expense	61	433	361	610	775
Net income	$1,100	$2,494	$2,232	$4,844	$5,885

Basic Earnings per Share:
Weighted average shares outstanding	5,221,476	5,220,137	5,198,634	5,213,982	5,195,912
Net income per share of common stock	$0.21	$0.48	$0.43	$0.93	$1.13

Diluted Earnings per Share:
Weighted average shares outstanding	5,221,601	5,220,262	5,198,656	5,214,262	5,195,962
Net income per share of common stock	$0.21	$0.48	$0.43	$0.93	$1.13

Cash Dividends Declared per Share:	$0.12	$0.12	$0.12	$0.36	$0.36

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the quarter ended September 30,
(unaudited)	2020			2019
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate**	Average Balance	Interest Income/ Expense	Yield/ Rate**
ASSETS
Loans*	$873,772	$8,801	4.01%	$750,908	$8,986	4.75%
Investment securities:
Taxable	147,942	721	1.94%	126,055	770	2.42%
Tax-exempt*	19,795	177	3.56%	21,117	185	3.48%
Total investment securities	167,737	898	2.13%	147,172	955	2.57%
Interest-bearing due from banks	114,646	41	0.14%	48,997	257	2.08%
Federal funds sold	5	-	0.04%	1,688	10	2.12%
Other investments	3,098	46	5.90%	3,433	53	6.13%
Total earning assets	1,159,258	$9,786	3.36%	952,198	$10,261	4.27%
Allowance for loan losses	(9,739)			(10,951)
Other non-earning assets	100,984			104,939
Total assets	$1,250,503			$1,046,186

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$54,065	$3	0.02%	$33,320	$3	0.04%
Money market deposit accounts	319,674	222	0.28%	257,627	266	0.41%
Savings accounts	99,933	13	0.05%	86,133	22	0.10%
Time deposits	205,240	791	1.53%	234,841	1,012	1.71%
Total time and savings deposits	678,912	1,029	0.60%	611,921	1,303	0.84%
Federal funds purchased, repurchase agreements and other borrowings	48,740	69	0.56%	22,114	32	0.57%
Federal Home Loan Bank advances	40,706	171	1.67%	48,924	321	2.61%
Total interest-bearing liabilities	768,358	1,269	0.66%	682,959	1,656	0.96%
Demand deposits	357,078			250,634
Other liabilities	7,880			3,647
Stockholders' equity	117,187			108,946
Total liabilities and stockholders' equity	$1,250,503			$1,046,186
Net interest margin*		$8,517	2.92%		$8,605	3.58%

*	Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $49 thousand and $53 thousand for September 30, 2020 and 2019, respectively.
**	Annualized

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the nine months ended September 30,
(unaudited)	2020			2019
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate**	Average Balance	Interest Income/ Expense	Yield/ Rate**
ASSETS
Loans*	$819,325	$26,577	4.33%	$763,074	$26,949	4.72%
Investment securities:
Taxable	141,746	2,296	2.16%	112,543	2,038	2.42%
Tax-exempt*	16,635	460	3.69%	34,339	818	3.17%
Total investment securities	158,381	2,756	2.32%	146,882	2,856	2.60%
Interest-bearing due from banks	81,779	224	0.37%	26,005	425	2.19%
Federal funds sold	1,122	12	1.45%	1,320	23	2.28%
Other investments	3,080	136	5.86%	3,603	176	6.52%
Total earning assets	1,063,687	$29,705	3.73%	940,884	$30,429	4.32%
Allowance for loan losses	(9,667)			(10,583)
Other nonearning assets	106,970			103,901
Total assets	$1,160,990			$1,034,202

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$53,254	$9	0.02%	$30,858	$8	0.03%
Money market deposit accounts	300,290	823	0.37%	254,564	743	0.39%
Savings accounts	93,306	44	0.06%	87,292	66	0.10%
Time deposits	213,553	2,646	1.65%	232,517	2,829	1.63%
Total time and savings deposits	660,403	3,522	0.71%	605,231	3,646	0.81%
Federal funds purchased, repurchase agreements and other borrowings	30,465	106	0.47%	23,456	105	0.60%
Federal Home Loan Bank advances	40,398	584	1.93%	53,264	1,024	2.57%
Total interest-bearing liabilities	731,266	4,212	0.77%	681,951	4,775	0.94%
Demand deposits	310,199			241,924
Other liabilities	5,328			4,003
Stockholders' equity	114,197			106,324
Total liabilities and stockholders' equity	$1,160,990			$1,034,202
Net interest margin*		$25,493	3.20%		$25,654	3.65%

*	Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $134 thousand and $212 thousand for September 30, 2020 and 2019, respectively.
**	Annualized

Old Point Financial Corporation and Subsidiaries	As of or for the quarter ended,
Selected Ratios (unaudited) (dollars in thousands, except per share data)	September 30, 2020	June 30, 2020	September 30, 2019

Earnings per common share, diluted	$0.21	$0.48	$0.43
Book value per share	22.38	22.19	20.98
Tangible Book Value per share	22.00	21.81	20.59
Return on average assets (ROA)	0.35%	0.85%	0.85%
Return on average equity (ROE)	3.73%	8.85%	8.13%
Net Interest Margin (FTE)	2.92%	3.21%	3.58%
Non-performing assets (NPAs) / total assets	0.45%	0.57%	0.87%
Annualized Net Charge Offs / average total loans	0.04%	0.13%	0.08%
Allowance for loan and lease losses / total loans	1.14%	1.13%	1.43%
Efficiency ratio (FTE)	87.59%	73.75%	78.57%

Non-Performing Assets (NPAs)
Nonaccrual loans	$4,558	$5,111	$7,998
Loans > 90 days past due, but still accruing interest	877	1,655	1,096
Other real estate owned	236	254	-
Total non-performing assets	$5,671	$7,020	$9,094

Other Selected Numbers
Loans, net	$861,970	$846,912	$730,198
Deposits	1,051,063	1,011,920	864,570
Stockholders' equity	116,875	115,869	109,063
Total assets	1,256,093	1,221,245	1,050,595
Loans charged off during the quarter, net of recoveries	81	268	145
Quarterly average loans	873,772	828,896	750,908
Quarterly average assets	1,250,503	1,174,943	1,046,186
Quarterly average earning assets	1,159,258	1,067,679	952,198
Quarterly average deposits	1,035,990	981,760	862,555
Quarterly average equity	117,187	113,342	108,946

Reconciliation of Certain Non-GAAP Financial Measures (unaudited)
	Three Months Ended			Nine Months Ended
	Sep. 30, 2020	Jun. 30, 2020	Sep. 30, 2019	Sep. 30, 2020	Sep. 30, 2019

Fully Taxable Equivalent Net Interest Income
Net interest income (GAAP)	$8,468	$8,473	$8,552	$25,359	$25,442
FTE adjustment	49	49	53	134	212
Net interest income (FTE) (non-GAAP)	$8,517	$8,522	$8,605	$25,493	$25,654
Noninterest income (GAAP)	3,657	3,958	3,737	10,893	10,726
Total revenue (FTE) (non-GAAP)	$12,174	$12,480	$12,342	$36,386	$36,380
Noninterest expense (GAAP)	10,664	9,204	9,696	29,898	28,495

Average earning assets	$1,159,258	$1,067,679	$952,198	$1,063,687	$940,884
Net interest margin	2.91%	3.19%	3.56%	3.18%	3.62%
Net interest margin (FTE)	2.92%	3.21%	3.58%	3.20%	3.65%

Efficiency ratio	87.95%	74.04%	78.90%	82.47%	78.79%
Efficiency ratio (FTE)	87.59%	73.75%	78.57%	82.17%	78.33%

Tangible Book Value Per Share
Total Stockholders Equity (GAAP)	$116,875	$115,869	$109,063
Less goodwill	1,650	1,650	1,650
Less core deposit intangible	330	341	374
Tangible Stockholders Equity (non-GAAP)	$114,895	$113,878	$107,039

Shares issued an d outstanding	5,222,385	5,221,244	5,199,169

Book value per share	$22.38	$22.19	$20.98
Tangible book value per share	$22.00	$21.81	$20.59

ALLL as a Percentage of Loans Held for Investment
Loans held for investment (net of deferred fees and costs) (GAAP)	$871,890	$856,613	$740,810
Less PPP originations	104,248	102,489	-
Loans held for investment, (net of deferred fees and costs), excluding PPP (non-GAAP)	$767,642	$754,124	$740,810

ALLL	$9,920	$9,701	$10,612

ALLL as a Percentage of Loans Held for Investment	1.14%	1.13%	1.43%
ALLL as a Percentage of Loans Held for Investment, net of PPP originations	1.29%	1.29%	1.43%